Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Valassis Amends Senior Secured Credit Agreement Allowing it to Repurchase its 8 1/4% Senior Unsecured Notes

Livonia, Mich., April 15, 2010: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced today that it has amended its senior secured credit agreement to, among other things, allow it to use up to $325 million to repurchase its outstanding 8  1/4% Senior Notes due 2015, through April 15, 2011. There can be no assurance that Valassis will repurchase any such Notes. This amendment also provides Valassis the flexibility to extend the maturity of the revolving line of credit portion of the senior secured credit facility beyond the current expiration date of March 2, 2012, and provides additional features with respect to any future convertible or exchangeable notes or debt securities. As part of the amendment, Valassis agreed to reduce the aggregate revolving credit commitments under the senior secured credit facility from $100 million to $50 million, and increase the applicable spread for the current LIBOR-based borrowings under the senior secured credit agreement by 50 basis points from 175 basis points to 225 basis points.

At Dec. 31, 2009, Valassis had an aggregate principal amount of $540 million of its 8  1/4% Senior Unsecured Notes outstanding and no borrowings under its revolving credit facility (other than outstanding letters of credit in the amount of approximately $9.5 million).

“This amendment allows us the opportunity to use cash currently on our balance sheet to continue to deleverage, reduce interest expense and enhance shareholder value,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer. “It also creates additional flexibility in terms of our future capital structure.”

Valassis will file a copy of the credit agreement amendment on Form 8-K with the Securities and Exchange Commission.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

Valassis Cautionary Statements Regarding Forward-looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com